UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 16, 2012 (October 16, 2012)

NETWORK CN INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30264	90-0370486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Room 2120 and 2122, Leighton Centre,
77 Leighton Road, Causeway Bay, Hong Kong
(Address of principal executive offices)

(852) 2833-2186
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

In October 16, 2012, Yi Gao Shanghai Advertising Limited ("Yi Gao"), a wholly owned subsidiary of Network CN Inc. (the "Company"), entered into a co-operation agreement with Lek Pak Company Limited ("Lek Pak"). The agreement grants Yi Gao the exclusive right to operate the 276 square meter advertising area located on the first floor of the Union Building at the entrance of Zhuhai sub-zone of Zhuhai-Macau Cross Border Industrial Zone (the "Area") for a period of a 34-month ending July 31, 2015. The Company agreed to pay to Lek Pak a fixed annual fee of RMB3,974,400 (approximately US$624,000) together with a variable fee of 80% of after-tax revenue, net of the fixed annual fee.

On same date, Yi Gao entered an agreement with Windcom Advertising and Trading ("Windcom"), pursuant to which Yi Gao agreed Windcom to operate the Area for the same 34 month period ending July 31, 2015. Windcom agreed to pay to Yi Gao an amount equal to the fixed fee Yi Gao owes under the Lek Pak agreement, or RMB3,974,400, together with a variable fee at 90% of after-tax revenue, net of the fixed annual fee. The Company anticipates that it will begin to generate advertising revenues immediately.

The Company is actively exploring new media projects such as the Lek Pak and Windcom agreements in order to provide a wider range of media and advertising services, rather than focusing primarily on LED media. The Company has identified several such potential projects which it intends to aggressively pursue in the coming year.

The agreements are subject to the laws of the People's Republic of China and the ability of Yi Gao and Windcom to publish advertisements is subject to applicable rules and regulations in China regarding advertising generally, and public out-of-home advertisements in particular.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 16, 2012

NETWORK CN INC.

By:	/s/ Earnest Leung
Earnest Leung
Chief Executive Officer